SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13E-3

(Rule 13e-100)

Rule 13e-3 Transaction Statement Under Section 13(e)

of the Securities Exchange Act of 1934

(Amendment No. __)

Satsuma Pharmaceuticals, Inc.

(Name of the Issuer)

Satsuma Pharmaceuticals, Inc.

(Name of Persons Filing Statement)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

80405P107

(CUSIP Number of Class of Securities)

John Kollins

President and Chief Executive Officer

Satsuma Pharmaceuticals, Inc.

4819 Emperor Boulevard, Suite 340

Durham, NC 27703

(650) 410-3200

(Name, Address, and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of the Persons Filing Statement)

With copies to:

Joshua Dubofsky

Phillip Stoup

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

(650) 328-4600

This statement is filed in connection with (check the appropriate box):

a. ☐	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b. ☐	The filing of a registration statement under the Securities Act of 1933.

c. ☒	A tender offer.

d. ☐	None of the above.

Check	the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☐

Check	the following box if the filing is a final amendment reporting the results of the transaction: ☐

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS SCHEDULE 13E-3. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INTRODUCTION

This Rule 13e-3 Transaction Statement on Schedule 13E-3, together with the exhibits and annexes attached hereto (this “Schedule 13E-3”), is being filed by Satsuma Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the issuer of the common stock that is the subject of the Rule 13e-3 transaction described below.

This Schedule 13E-3 relates to the tender offer by SNBL23 Merger Sub, Inc., (“Purchaser”), a wholly owned subsidiary of Shin Nippon Biomedical Laboratories, Ltd. (“Parent”), to acquire any and all of the issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (the “Shares”) in exchange for (i) an amount in cash equal to $0.91, without interest and less applicable withholding taxes (the “Per Share Price”), and (ii) one contingent value right per Share (a “CVR”) representing the right to receive, subject to the terms and conditions of the Contingent Value Rights Agreement (as defined below), substantially in the form attached to the Merger Agreement (as defined below), the consideration set forth in the CVR Agreement (the CVRs together with the aggregate Per Share Price paid in accordance with the Merger Agreement, the “Offer Consideration”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 16, 2023 (the “Merger Agreement”), by and among Parent, Purchaser and the Company, under which, after the satisfaction or waiver of certain conditions and the completion of the Offer, Purchaser will be merged with and into the Company (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote of the Company’s stockholders, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Surviving Corporation”). The terms of the Offer, and the conditions to which it is subject, are set forth in the combined Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO by Parent and Purchaser on May 5, 2023 (as amended or supplemented from time to time, the “Schedule TO”), which contain as exhibits an Offer to Purchase dated May 5, 2023 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”, which together with the Offer to Purchase, together with any amendments or supplements thereto, collectively constitute the “Offer”).

In response to the Offer, the Company filed a Solicitation/Recommendation Statement on Schedule 14D-9 on May 5, 2023 (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”). The information contained in the Schedule 14D-9 and the Offer to Purchase, including all schedules, annexes and exhibits thereto, copies of which are attached as exhibits hereto, is expressly incorporated by reference to the extent such information is required in response to the items of this Schedule 13E-3, and is supplemented by the information specifically provided herein. The responses to each item in this Schedule 13E-3 are qualified in their entirety by the information contained in the Schedule 14D-9 and the Offer to Purchase. All information contained in this Schedule 13E-3 concerning the Company, Parent and Purchaser has been provided by such person and not by any other person. All capitalized terms used in this Schedule 13E-3 without definition have the meanings ascribed to them in the Schedule 14D-9.

ITEM 1.	SUMMARY TERM SHEET.

The information set forth in the Offer to Purchase under the heading “Summary Term Sheet” is incorporated herein by reference.

ITEM 2.	SUBJECT COMPANY INFORMATION.

(a) Name and Address

The information set forth in the Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 1. Subject Company Information—Name and Address”

(b) Securities

The information set forth in the Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 1. Subject Company Information—Securities”

(c) Trading Market and Price

The information set forth in the Offer to Purchase under the following heading is incorporated herein by reference:

•	“The Tender Offer—Section 6. Price Range of Shares; Dividends”

(d) Dividends

The information set forth in the Offer to Purchase under the following heading is incorporated herein by reference:

•	“The Tender Offer—Section 6. Price Range of Shares; Dividends”

(e) Prior Public Offerings

Not applicable.

(f) Prior Stock Purchases

Not applicable.

ITEM 3.	IDENTITY AND BACKGROUND OF FILING PERSON.

(a) Name and Address

The filing person is the subject company.

The information set forth in the Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 1. Subject Company Information—Name and Address”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“The Tender Offer—Section 8. Certain Information Concerning Parent and Purchaser”

•

“Schedule I— Certain Information Concerning the Directors and Executive Officers of SNBL, Inc. and Certain Information Concerning the Directors and Executive Officers of SNBL23 Merger Sub, Inc.” (attached to the Offer to Purchase)

(b) Business and Background of Entities

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“The Tender Offer—Section 8. Certain Information Concerning Parent and Purchaser”

•

“Schedule I— Certain Information Concerning the Directors and Executive Officers of SNBL, Inc. and Certain Information Concerning the Directors and Executive Officers of SNBL23 Merger Sub, Inc.” (attached to the Offer to Purchase)

(c) Business and Background of Natural Persons

Not applicable.

ITEM 4.	TERMS OF THE TRANSACTION.

(a) Material Terms

(1) Tender Offers

The information set forth in the Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 2. Identity and Background of Filing Person—Tender Offer and Merger”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“Summary Term Sheet”

•	“The Tender Offer—Section 1. Terms of the Offer”

•	“The Tender Offer—Section 4. Withdrawal Rights”

•	“The Tender Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares”

•	“The Tender Offer—Section 2. Acceptance for Payment and Payment for Shares”

•	“The Tender Offer—Section 12. Purpose of the Offer; Plans for Satsuma”

•	“The Tender Offer—Section 19. Appraisal Rights; Rule 13e-3”

•	“The Tender Offer—Section 5. Material U.S. Federal Income Tax Consequences”

(2) Mergers or Similar Transactions

The information set forth in the Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 2. Identity and Background of Filing Person—Tender Offer and Merger”

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation”

•	“Item 8. Additional Information—Stockholder Approval Not Required”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“Summary Term Sheet”

•	“The Tender Offer—Section 11. The Merger Agreement; Other Agreements”

•	“The Tender Offer—Section 12. Purpose of the Offer; Plans for Satsuma”

•	“The Tender Offer—Section 19. Appraisal Rights; Rule 13e-3”

•	“The Tender Offer—Section 5. Material U.S. Federal Income Tax Consequences”

(c) Different Terms

The information set forth in the Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 3. Past Contacts, Transactions, Negotiations and Agreements”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“Summary Term Sheet”

•	“The Tender Offer—Section 20. Transactions and Arrangements Concerning the Shares and Other Securities of Satsuma”

(d) Appraisal Rights

The information set forth in the Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 8. Additional Information—Appraisal Rights”

•	“Annex C—Section 262 of the Delaware General Corporation Law—Rights of Appraisal”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“The Tender Offer—Section 19. Appraisal Rights; Rule 13e-3”

(e) Provisions for Unaffiliated Security Holders

The filing person has not made any provision in connection with the transaction to grant unaffiliated security holders access to the corporate files of the filing person or to obtain counsel or appraisal services at the expense of the filing person.

(f) Eligibility for Listing or Trading

Not applicable.

ITEM 5.	PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

(a) Transactions

The information set forth in the Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 3. Past Contacts, Transactions, Negotiations and Agreements”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“The Tender Offer—Section 22. Interests of Certain Satsuma Directors and Executive Officers in the Offer and the Merger”

•	“The Tender Offer—Section 20. Transactions and Arrangements Concerning the Shares and Other Securities of Satsuma”

•	“The Tender Offer—Section 21. Certain Agreements between Parent and its Affiliates and Satsuma”

(b) Significant Corporate Events

The information set forth in the Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 3. Past Contacts, Transactions, Negotiations and Agreements”

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“The Tender Offer—Section 20. Transactions and Arrangements Concerning the Shares and Other Securities of Satsuma”

•	“The Tender Offer—Section 21. Certain Agreements between Parent and its Affiliates and Satsuma”

(c) Negotiations or Contacts

The information set forth in the Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 3. Past Contacts, Transactions, Negotiations and Agreements”

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“The Tender Offer—Section 20. Transactions and Arrangements Concerning the Shares and Other Securities of Satsuma”

•	“The Tender Offer—Section 21. Certain Agreements between Parent and its Affiliates and Satsuma”

(e) Agreements Involving the Subject Company’s Securities

The information set forth in the Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 2. Identity and Background of Filing Person—Tender Offer and Merger”

•	“Item 3. Past Contacts, Transactions, Negotiations and Agreements”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“The Tender Offer—Section 20. Transactions and Arrangements Concerning the Shares and Other Securities of Satsuma”

•	“The Tender Offer—Section 21. Certain Agreements between Parent and its Affiliates and Satsuma”

•	“The Tender Offer—Section 11. The Merger Agreement; Other Agreements”

ITEM 6.	PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

(b) Use of Securities Acquired

The information set forth in the Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 2. Identity and Background of Filing Person—Tender Offer and Merger”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“Summary Term Sheet”

•	“The Tender Offer—Section 15. Certain Effects of the Offer”

•	“The Tender Offer—Section 12. Purpose of the Offer; Plans for Satsuma”

•	“The Tender Offer—Section 11. The Merger Agreement; Other Agreements”

(c)(1)-(8) Plans

The information set forth in the Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 7. Purposes of the Transaction and Plans or Proposals”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“Summary Term Sheet”

•	“The Tender Offer—Section 15. Certain Effects of the Offer”

•	“The Tender Offer—Section 12. Purpose of the Offer; Plans for Satsuma”

ITEM 7.	PURPOSES, ALTERNATIVES, REASONS AND EFFECTS.

(a) Purposes

The information set forth in the Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation”

•	“Item 7. Purposes of the Transaction and Plans or Proposals”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“Summary Term Sheet”

•	“The Tender Offer—Section 12. Purpose of the Offer; Plans for Satsuma”

(b) Alternatives

The information set forth in the Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation”

The information set forth in the Offer to Purchase under the following heading is incorporated herein by reference:

•	“The Tender Offer—Section 13. The Recommendation by the Board of Directors of Satsuma”

(c) Reasons

The information set forth in the Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“Summary Term Sheet”

•	“The Tender Offer—Section 12. Purpose of the Offer; Plans for Satsuma”

(d) Effects

The information set forth in the Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 2. Identity and Background of Filing Person—Tender Offer and Merger”

•	“Item 3. Past Contacts, Transactions, Negotiations and Agreements—Arrangements with Current Executive Officers and Directors of the Company”

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation”

•	“Item 5. Persons/Assets Retained, Employed, Compensated or Used”

•	“Item 8. Additional Information”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“Summary Term Sheet”

•	“The Tender Offer—Section 19. Appraisal Rights; Rule 13e-3”

•	“The Tender Offer—Section 5. Material U.S. Federal Income Tax Consequences”

•	“The Tender Offer—Section 15. Certain Effects of the Offer”

•	“The Tender Offer—Section 12. Purpose of the Offer; Plans for Satsuma”

•	“The Tender Offer—Section 11. The Merger Agreement; Other Agreements”

ITEM 8.	FAIRNESS OF THE TRANSACTION.

(a) Fairness

The information set forth in the Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 4. The Solicitation or Recommendation—Recommendation of the Company Board”

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation”

The Company and Purchaser reasonably believe that the terms of the Merger Agreement and the Offer are fair to the unaffiliated stockholders.

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“The Tender Offer—Section 13. The Recommendation by the Board of Directors of Satsuma”

•	“The Tender Offer—Section 14. Position of Parent and Purchaser Regarding Fairness of the Offer and the Merger”

(b) Factors Considered in Determining Fairness

The information set forth in the Schedule 14D-9 under the following headings is incorporated by reference:

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation”

•	“Item 4. The Solicitation or Recommendation—Opinions of the Company’s Financial Advisors”

•	“Item 4. The Solicitation or Recommendation—Company Management’s Unaudited Prospective Financial Information”

•	“Item 4. The Solicitation or Recommendation—Company Management’s Unaudited Prospective Financial Information—Company Management Projections”

•	“Annex A—Opinion of Houlihan Lokey Capital, Inc.” (attached to the Schedule 14D-9 and set forth in Exhibit (c)(1) attached hereto)

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“The Tender Offer—Section 13. The Recommendation by the Board of Directors of Satsuma”

•	“The Tender Offer—Section 14. Position of Parent and Purchaser Regarding Fairness of the Offer and the Merger”

(c) Approval of Security Holders

The information set forth in the Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 2. Identity and Background of Filing Person—Tender Offer and Merger”

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation”

•	“Item 8. Additional Information—Stockholder Approval Not Required”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“Summary Term Sheet”

•	“The Tender Offer—Section 1. Terms of the Offer”

•	“The Tender Offer—Section 11. The Merger Agreement; Other Agreements.”

(d) Unaffiliated Representative

The information set forth in the Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation—Fairness of the Offer”

(e) Approval of Directors

The information set forth in the Schedule 14D-9 under the following headings is incorporated by reference:

•	“Item 4. The Solicitation or Recommendation—Recommendation of the Company Board”

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation”

The information set forth in the Offer to Purchase under the following heading is incorporated by reference:

•	“The Tender Offer—Section 13. The Recommendation by the Board of Directors of Satsuma”

None of the directors on the board of directors of the Company have been appointed by Parent. The Merger Agreement and Offer were approved by a majority of the directors of the Company who are not employees of the Company.

(f) Other Offers

Not Applicable.

ITEM 9.	REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.

(a)-(b) Report, Opinion or Appraisal; Preparer and Summary of the Report, Opinion or Appraisal

The information set forth in Exhibit (c)(1) through Exhibit (c)(2) attached hereto is incorporated herein by reference.

The information set forth in the Schedule 14D-9 under the following headings is incorporated by reference:

•	“Annex A—Opinion of Houlihan Lokey Capital, Inc.” (attached to the Schedule 14D-9 and set forth in Exhibit (c)(1) attached hereto)

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation”

•	“Item 5. Persons/Assets Retained, Employed, Compensated or Used”

The information set forth in the Offer to Purchase under the following heading is incorporated by reference:

•	“The Tender Offer—Section 14. Position of Parent and Purchaser Regarding Fairness of the Offer and the Merger”

(c) Availability of Documents

The reports, opinions or appraisals referenced in this Item 9 are available for inspection and copying at the Company’s principal executive offices located 4819 Emperor Boulevard, Suite 340, Durham, NC 27703, during regular business hours, by any interested stockholder of the Company or a representative of such interested stockholder who has been so designated in writing by such interested stockholder and at the expense of the requesting security holder.

ITEM 10.	SOURCE AND AMOUNTS OF FUNDS OR OTHER CONSIDERATION.

(a)-(b) Source of Funds; Conditions

The information set forth in the Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 2. Identity and Background of Filing Person—Tender Offer and Merger”

The information set forth in the Offer to Purchase under the following heading is incorporated herein by reference:

•	“The Tender Offer—Section 9. Source and Amount of Funds”

(c) Expenses

The information set forth in the Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 5. Persons/Assets Retained, Employed, Compensated or Used”

The information set forth in the Offer to Purchase under the following heading is incorporated herein by reference:

•	“The Tender Offer—Section 23. Fees and Expenses”

(d) Borrowed Funds

Not applicable.

ITEM 11.	INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

(a) Securities Ownership

The information set forth in Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 3. Past Contacts, Transactions, Negotiations and Agreements”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“The Tender Offer—Section 20. Transactions and Arrangements Concerning the Shares and Other Securities of Satsuma”

•	“The Tender Offer—Section 21. Certain Agreements between Parent and its Affiliates and Satsuma”

•	“Schedule II—Security Ownership and Transactions in the Shares by Parent, Purchaser and Their Respective Directors and Executive Officers” (attached to the Offer to Purchase)

(b) Securities Transactions

The information set forth in Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 3. Past Contacts, Transactions, Negotiations and Agreements—Arrangements with Current Executive Officers and Directors of the Company”

•	“Item 6. Interest in Securities of the Subject Company”

The information set forth in the Offer to Purchase under the follow headings are incorporated herein by reference:

•	“The Tender Offer—Section 20. Transactions and Arrangements Concerning the Shares and Other Securities of Satsuma”

•	“The Tender Offer—Section 21. Certain Agreements between Parent and its Affiliates and Satsuma”

•	“Schedule II—Security Ownership and Transactions in the Shares by Parent, Purchaser and Their Respective Directors and Executive Officers” (attached to the Offer to Purchase)

ITEM 12.	THE SOLICITATION OR RECOMMENDATION.

(d) Intent to Tender or Vote in a Going-Private Transaction

The information set forth in the Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 4. The Solicitation or Recommendation—Intent to Tender”

The information set forth in the Offer to Purchase under the following heading is incorporated herein by reference:

•	“The Tender Offer—Section 20. Transactions and Arrangements Concerning the Shares and Other Securities of Satsuma”

(e) Recommendations of Others

The information set forth in the Schedule 14D-9 under the following headings is incorporated herein by reference:

•	“Item 4. The Solicitation or Recommendation—Recommendations of the Company Board”

•	“Item 4. The Solicitation or Recommendation—Background and Reasons for the Company Board’s Recommendation”

The information set forth in the Offer to Purchase under the following headings is incorporated herein by reference:

•	“Summary Term Sheet”

•	“Introduction”

•	“The Tender Offer —Section 14. Position of Parent and Purchaser Regarding Fairness of the Offer and the Merger”

•	“The Tender Offer—Section 20. Transactions and Arrangements Concerning the Shares and Other Securities of Satsuma”

ITEM 13.	FINANCIAL STATEMENTS.

(a) Financial Information

The audited financial statements of the Company as of and for the fiscal years ended December 31, 2022 and December 31, 2021 are incorporated herein by reference to “Part II—Item 8. Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2023.

The information set forth in the Offer to Purchase under the following heading is incorporated herein by reference:

•	“The Tender Offer—Section 7. Certain Information Concerning Satsuma”

(b) Pro Forma Information

Not applicable.

ITEM 14.	PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

(a)-(b) Solicitations or Recommendations; Employees and Corporate Assets

The information set forth in the Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 5. Persons/Assets Retained, Employed, Compensated or Used”

The information set forth in the Offer to Purchase under the following heading is incorporated herein by reference:

•	“The Tender Offer—Section 23. Fees and Expenses”

ITEM 15.	ADDITIONAL INFORMATION.

(b) Golden Parachute Payments

Not applicable.

(c) Other Material Information

The information set forth in the Schedule 14D-9 under the following heading is incorporated herein by reference:

•	“Item 8. Additional Information”

ITEM 16.	EXHIBITS.

The following exhibits are filed herewith:

Exhibit No.	Description

(a)(1)	Offer to Purchase, dated May 5, 2023 (incorporated by reference to Exhibit (a)(1)(i) to the Parent and Purchaser’s Tender Offer Statement on Schedule TO filed with the SEC on May 5, 2023 (the “Schedule TO”)).

(a)(2)	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9) (incorporated by reference to Exhibit (a)(1)(ii) to the Schedule TO).

(a)(3)	Notice of Guaranteed Delivery (incorporated by reference to Exhibit (a)(1)(iii) to the Schedule TO).

(a)(4)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees (incorporated by reference to Exhibit (a)(1)(iv) to the Schedule TO).

(a)(5)	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees (incorporated by reference to Exhibit (a)(1)(v) to the Schedule TO).

(a)(6)	Summary Advertisement as published in the New York Times on May 5, 2023 (incorporated by reference to Exhibit (a)(1)(vi) to the Schedule TO).

(a)(7)	Solicitation/Recommendation Statement on Schedule 14D-9 (incorporated by reference to the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the SEC on May 5, 2023).

(a)(8)	Press Release issued by the Company, dated April 16, 2023 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2023).

(a)(9)	Press Release issued by Parent, on April 17, 2023 (incorporated by reference to Exhibit 99.1 to Parent’s Tender Offer Statement on Schedule TO filed with the Commission on April 17, 2023).

(a)(10)	Letter to Stockholders of the Company, dated May 5, 2023 from John Kollins, President and Chief Executive Officer of the Company (incorporated by reference to Exhibit (a)(9) to the Company’s Schedule 14D-9 filed with the SEC on May 5, 2023).

(a)(11)	Notice to Tokyo Stock Exchange that “SNBL Enters into Definitive Agreement to Acquire Satsuma Pharmaceuticals, Inc.” (incorporated by reference to Exhibit 99.2 of Parent’s Tender Offer Statement on Schedule TO filed with the Commission on April 17, 2023).

(a)(12)	Press Release issued by Parent on May 5, 2023 (incorporated by reference to Exhibit (a)(5)(iii) to the Schedule TO).

(b)	Not applicable.

(c)(1)	Opinion of Houlihan Lokey Capital, Inc., dated April 16, 2023 (incorporated by reference to Annex A attached to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on May 5, 2023).

(c)(2)*	Presentation of J. Houlihan Lokey, Inc. to the Independent Directors of the Board of Directors of the Company, dated April 16, 2023.

(d)(1)	Agreement and Plan of Merger, dated as of April 16, 2023, among Parent, Purchaser and the Company (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2023).

Exhibit No.	Description

(d)(2)	Tender and Support Agreement, dated as of April 16, 2023, by among Parent., Purchaser and certain stockholders and directors of the Company (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2023).

(d)(3)	Form of Contingent Value Rights Agreement to be entered into between Shin Nippon Biomedical Laboratories, Ltd. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 17, 2023).

(d)(4)	2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.4(a) to the Company’s Registration Statement on Form S-1 filed with the SEC on August 16, 2019).

(d)(5)	Form of Stock Option Agreement under the 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.4(b) to the Company’s Registration Statement on Form S-1 filed with the SEC on August 16, 2019).

(d)(6)	2019 Incentive Award Plan (incorporated by reference to Exhibit 10.5(a) to the Company’s Registration Statement on Form S-1/A filed with the SEC on September 3, 2019).

(d)(7)	Form of Stock Option Grant Notice and Stock Option Agreement under the 2016 Incentive Award Plan (incorporated by reference to Exhibit 10.5(b) to the Company’s Registration Statement on Form S-1 filed with the SEC on August 16, 2019).

(d)(8)	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2019 Incentive Award Plan (incorporated by reference to Exhibit 10.5(c) to the Company’s Registration Statement on Form S-1 filed with the SEC on August 16, 2019).

(d)(9)	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2019 Incentive Award Plan (incorporated by reference to Exhibit 10.5(d) to the Company’s Registration Statement on Form S-1 filed with the SEC on August 16, 2019).

(d)(10)	2019 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1/A filed with the SEC on September 3, 2019).

(d)(11)	Offer Letter, dated June 17, 2016, by and between Satsuma Pharmaceuticals, Inc. and John Kollins (incorporated by reference to Exhibit 10.7(a) to the Company’s Registration Statement on Form S-1 filed with the SEC on August 16, 2019).

(d)(12)	First Amendment to Offer Letter, dated June 17, 2016, by and between Satsuma Pharmaceuticals, Inc. and John Kollins (incorporated by reference to Exhibit 10.7(b) to the Company’s Registration Statement on Form S-1 filed with the SEC on August 16, 2019).

(d)(13)	Offer Letter, dated June 12, 2017, by and between Satsuma Pharmaceuticals, Inc. and Detlef Albrecht (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed with the SEC on August 16, 2019).

(d)(14)	Offer Letter, dated December 21, 2018, by and between Satsuma Pharmaceuticals, Inc. and Tom O’Neil (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 filed with the SEC on August 16, 2019).

(d)(15)	Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1/A filed with the SEC on September 3, 2019).

(d)(16)	Amended and Restated Investors’ Rights Agreement, dated as of April 23, 2019, by and among Satsuma Pharmaceuticals, Inc. and the investors party thereto (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on August 16, 2019).

(d)(17)	Form of Indemnification Agreement for Directors and Officers (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 filed with the SEC on August 16, 2019).

(d)(18)	Securities Purchase Agreement, dated February 26, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2021).

(d)(19)	Registration Rights Agreement, effective March 3, 2021 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2021).

(f)*	Section 262 of the Delaware General Corporation Law.

Exhibit No.	Description

(g)	Not applicable.

107*	Filing Fee Table.

*	Filed herewith

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13E-3 is true, complete and correct.

Dated: May 5, 2023

Satsuma Pharmaceuticals, Inc.

By:	/s/ John Kollins
Name:	John Kollins
Title:	President and Chief Executive Officer